Exhibit 99.1

Build-A-Bear Workshop, Inc.
Names Thomas Pinnau
To its Board of Directors

ST. LOUIS (May 10, 2012) - Build-A-Bear Workshop, Inc. (NYSE: BBW), the interactive retailer of customized stuffed animals, announced today that Thomas Pinnau has been appointed to the Company’s Board of Directors.

Mr. Pinnau, 47, will serve on the Audit Committee and the Compensation and Development Committee of the Board, effective immediately.  With Mr. Pinnau’s appointment, the Build-A-Bear Workshop® Board will have eight members, seven of whom, including Mr. Pinnau, are deemed independent by the Board under New York Stock Exchange rules and other applicable regulations.

As previously announced, William Reisler retired from the Board on May 10, 2012, effective with the expiration of his term at the Build-A-Bear Workshop 2012 Annual Meeting of Stockholders.

Mr. Pinnau is the Chief Executive Officer of Knowledge Universe, Global Work Solutions, a provider of corporately sponsored employee work life support product services.  Mr. Pinnau has held that position since 2011.  From 2009 to 2011, Mr. Pinnau was EVP/Executive Managing Director of the International Health and Beauty retail and product portfolio business at The Alliance Boots Company.  Prior to that Mr. Pinnau held various managerial positions with Mars, Incorporated and The Procter & Gamble Company.

“We are pleased to have Thomas join our Board. We believe his financial acumen and international business experience complements the strengths of our existing Board and will be of great value to us as we position Build-A-Bear Workshop for profitable global growth,” said Maxine Clark, founder and chief executive bear of Build-A-Bear Workshop.

About Build-A-Bear Workshop, Inc.
Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience.  There are more than 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom and Ireland, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, Mexico and South America.  Founded in St. Louis in 1997, Build-A-Bear Workshop is the leader in interactive retail.  Brands include make-your-own Major League Baseball® mascot in-stadium locations, and Build-A-Dino® stores.  Build-A-Bear Workshop extends its in-store interactive experience online with its award winning virtual world Web site at bearville.com®.  The company was named to the FORTUNE 100 Best Companies to Work For® list for the fourth year in a row in 2012.  Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $394.4 million in fiscal 2011.  For more information, call 888.560.BEAR (2327) or visit the company's award-winning Web site at buildabear.com®.

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Contact:
Investors:
Tina Klocke
Build-A-Bear Workshop
314-423-8000 x5210
Tinak@buildabear.com

Media:
Jill Saunders
Build-A-Bear Workshop
314.423.8000 x5293
Jills@buildabear.com